Exhibit 10.8

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made as of March 31, 2005 by and among National Mentor Holdings, Inc., a Delaware corporation (the “Company”), National Mentor, Inc. a Delaware corporation (“Employer”), and Donald Monack (“Executive”).

WHEREAS, as of the date hereof, Employer is a direct or indirect subsidiary of the Company.

WHEREAS, Executive and Employer are party to an Employment Agreement dated September 29, 1999, as amended by the First Amendment to Employment Agreement, dated March 9, 2001 (as amended, the “Employment Agreement”).

WHEREAS, Executive was a participant in the National Mentor, Inc. Equity Deferred Compensation Plan, adopted on March 9, 2001 (as amended, the “2001 Equity Plan”) and in the National Mentor Services, LLC 2003 Deferred Compensation Plan, adopted on April 30, 2003 (as amended, the “2003 Equity Plan”), which plans have distributed all amounts owing or to become owing thereunder to Executive.

WHEREAS, Executive is a participant in the National Mentor, Inc. Executive Deferred Compensation Plan, adopted on March 9, 2001 (as amended, the “Executive Plan”), the National Mentor, Inc. Executive Deferral Plan (as amended, the “Deferral Plan”) and in a 401(k) plan of Employer or one of its Subsidiaries (the “401(k)Plan”).

WHEREAS, in connection with Executive’s resignation referenced below, pursuant to the terms and conditions of the Executive Plan, all amounts owing or to become owing under the Executive Plan are to be paid in a lump-sum to Executive.

WHEREAS, in connection with Executive’s resignation referenced below, pursuant to the terms and conditions of the Deferral Plan, all amounts owing or to become owing under the Deferral Plan are to be paid to Executive.

WHEREAS, pursuant to a Management Stock Purchase Agreement dated March 9, 2001 (as amended, the “First Purchase Agreement”), between the Company and Executive, Executive acquired 116,577.52 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”) at a price per share of $1.00.

WHEREAS, pursuant to a Management Stock Purchase Agreement dated May 31, 2003 (as amended, the “Second Purchase Agreement” and together with the First Purchase Agreement, the “Purchase Agreements”), between the Company and Executive, Executive acquired 17,424.098 shares of Common Stock at a price per share of $7.00.

WHEREAS, pursuant to a Stock Option Agreement dated December 8, 2003 (as amended, the “Stock Option Agreement”), by and between the Company and Executive, Executive was granted an option to acquire up to 10,000 shares of Common Stock at a price per share of $7.00.

WHEREAS, the Company, Executive and certain other stockholders of the Company are parties to an Amended and Restated Stockholders Agreement dated as of May 1, 2003 (as amended, the “Stockholders Agreement”).

WHEREAS, the Company, Executive and certain other stockholders of the Company are parties to a Registration Agreement dated as of March 9, 2001 (as amended, the “Registration Agreement”).

WHEREAS, Executive wishes to resign his positions with the Company and Employer and each of their respective subsidiaries and the Company and Employer and each of their respective subsidiaries wish to accept such resignations, in each case, effective as of March 31, 2005.

WHEREAS, on the date hereof and in connection herewith, Executive and the Company are entering into a Stock Repurchase Agreement in the form attached hereto as Exhibit A (as amended, the “Repurchase Agreement”).

WHEREAS, the Company and Executive have conditioned their execution of this Agreement upon the concurrent execution of the Repurchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                 Resignations. Effective as of March 31, 2005 (the “Termination Date”), Executive hereby irrevocably resigns (i) as an employee of the Company, Employer and any of their respective subsidiaries, (ii) to the extent he serves on the board of directors of the Company or any of its subsidiaries, as a member of such boards of directors and (iii) to the extent that he serves as an officer, trustee, manager or in a similar position or office to the Company or any of its subsidiaries, as an officer, trustee, manager or similar position or office to the Company or any of its subsidiaries. As used in this Agreement, the term “subsidiary” and “subsidiaries” includes, without limitation, any not-for-profit entities affiliated with the Company or any of its subsidiaries.

2.                 Severance. In exchange for the general release of all claims pursuant to Section 4 and the Release (as defined below), the provisions of Section 3 hereof, and the other promises, covenants and agreements by Executive set forth herein, subject to Executive’s execution and delivery of the Release as provided in Section 4 below (a) during the 24 month period commencing on the Termination Date (the “Severance Period”), Employer shall pay Executive severance at a rate equal to $280,000 per annum (subject to mandatory withholdings for taxes) (“Base Severance”), payable in equal installments on the Company’s regular salary payment dates (provided that the Board of Directors of the Company, in its discretion, shall have the option to accelerate the date on which any payment of any Base Severance payable to Executive would otherwise be paid at any time, provided further than any such acceleration shall not be deemed to have shortened the Severance Period), (b) on or about the date of the Closing (as defined in the Repurchase Agreement), Employer shall pay to Executive in cash a special bonus in the amount of $111,200 (subject to mandatory withholdings for taxes), and (c) during the Severance Period, Executive shall continue to participate in Employer’s group health, dental and vision benefit plan(s) (excluding, for the avoidance of doubt, any bonus and incentive compensation plans), on substantially the same terms and conditions as apply from time to time to Employer’s then employed senior executives (except that Employer shall pay the portion of the insurance premiums for such benefits normally paid by Executive) (clauses (a) through (c), collectively, the “Severance Payments and Benefits”). Following the Severance Period, as permitted by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be offered the opportunity to elect continuation coverage under Employer’s group medical, dental and vision benefit plan(s) (“COBRA coverage”). Employer shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose. If Executive elects COBRA coverage, Executive shall pay 100% of Executive’s (and his dependents’) health, dental and vision insurance premiums under COBRA, for up to 18 months following the end of the Severance Period; provided that Executive shall notify Employer immediately of any change in his circumstances that would warrant discontinuation of his COBRA coverage and benefits (including but not limited to Executive’s receipt of group medical, dental or vision benefits from any other employer). The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code. Except as set forth in this Section 2. Executive agrees that he is not entitled to any other salary, bonus, severance, reimbursement, benefit or expectation of remuneration or other monies from the Company or Employer or any of their respective subsidiaries or Affiliates (as defined in the Release) except as required by law and except for the distribution of amounts to Executive pursuant to the terms of (i) the Executive Plan in the aggregate amount of $109,368.89, (ii) the Deferral Plan and (iii) amounts payable pursuant to the Repurchase Agreement; provided that, for the avoidance of doubt, Executive may continue as a participant in the 401(k) Plan to the extent permitted under the terms thereof. For purposes of the Stock Option Agreement, the payments set forth in this Section 2 shall constitute severance payments and the Noncompetition Period (as defined therein) shall continue until the end of the Severance Period. Following the Termination Date, pursuant to the terms and conditions of the Executive Plan, Executive shall be distributed his full balance under the Executive Plan in a lump-sum payment (subject to mandatory withholdings for taxes) in the aggregate amount of $109,368.89. Following the Termination Date, pursuant to the terms and conditions of the Deferral Plan, Executive shall be distributed his full balance under the Deferral Plan (subject to mandatory withholdings for taxes). In the event of a material breach by Executive of this Agreement, the Release, the Repurchase Agreement or the provisions of the other agreements that survive pursuant to Section 3 below, the Company shall, in addition to any other rights or remedies available at law or in equity or under the Release, be entitled to cease making payments pursuant to this Section 2.

3.                 Termination and Survival of Agreements. (i) As of the Closing, the First Purchase Agreement and the Second Purchase Agreement shall terminate and be of no further force or effect, (ii) as of the Closing, Section 1 through 14 of the Stock Option Agreement shall terminate and be of no further force or effect and all other sections of the Stock Option Agreement shall survive and remain in full force and effect and (iii) on the Termination Date, Sections 1 through 7 and Section 13 of the Employment Agreement shall terminate and be of no further force or effect and all other sections of the Employment Agreement shall survive and remain in full force and effect. Executive hereby reaffirms his obligations pursuant to (i) Sections 8 through 12 and Sections 14 through 19 of the Employment Agreement, which sections shall remain in full force and effect after the Closing and (ii) Sections 15 through 28 of the Stock Option Agreement, which sections shall remain in full force and effect after the Closing. As of the Closing, Executive will no longer be deemed a party to or maintain any interest in the Stockholders Agreement or the Registration Agreement. On the date hereof, Executive and the Company shall enter into the Repurchase Agreement. The Repurchase Agreement shall survive the execution of this Agreement and remain in full force and effect after the Closing.

4.                 Cooperation. Executive agrees to reasonably cooperate with the Company and its subsidiaries in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that this cooperation may include, but not be limited to, making himself available to the Company and its subsidiaries upon reasonable notice for interviews and factual investigations; appearing at the Company’s or its subsidiary’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and its subsidiaries pertinent information; and turning over to the Company and its subsidiaries all relevant documents which are or may come into his possession all at times and on schedules that are reasonably consistent with his other permitted activities and commitments. Executive understands that in the event the Company or its subsidiaries ask for his cooperation in accordance with this provision, the Company or such subsidiary will reimburse him solely for reasonable travel expenses, (including lodging and meals), upon his submission of receipts.

5.                 Non-Disparagement, etc. Executive agrees not to disparage the Company, its past and present investors, officers, directors or employees or its Affiliates (as defined in the Release) and to keep all confidential and proprietary information about the past or present business affairs of the Company and its Affiliates confidential unless a prior written release from the Company is obtained. Executive further agrees that as of the Termination Date, Executive will return to the Company or its subsidiaries any and all property, tangible or intangible, relating to its business, which he presently possesses (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data or except as mutually agreed between Executive and the Company.

6.                 General Release. For the consideration received (including but not limited to the promises, agreements and payments), all as provided for in this Agreement and the Repurchase Agreement, Executive agrees to execute and deliver to the Company on March 31, 2005, the General Release, in the form attached hereto as Exhibit B, which release shall constitute a part of this Agreement as if it were set forth herein (the “Release”). The execution of the Release shall supplement and shall not supersede the terms of this Agreement or the Repurchase Agreement.

7.                 Effective Date and Revocation. Executive agrees that he has been given 21 days in which to consider whether to sign this Agreement (including the Release) and the Repurchase Agreement and has either used that full 21-day period or voluntarily decided to sign this Agreement before the end of such period. The parties agree that Executive may revoke the Release at any time within seven days after executing it, at which time the Release and this Agreement and the Repurchase Agreement will all revoked and will become null and void. The Release, this Agreement and the Repurchase Agreement will not be effective or enforceable until the end of such seven-day period, but they shall be fully effective and enforceable if the Release is not revoked within such seven-day period.

8.                 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive, to the Company and to Employer at the address indicated below:

If to Company or Employer:

National Mentor Holdings, Inc.
313 Congress Street 6th Floor
Boston, MA 02210
Attention: President

with a copy to:

Madison Dearborn Capital Partners, LLC
Three First National Plaza, Suite 3800
Chicago, Illinois 60602
Attention: Timothy Sullivan

If to Executive:

Donald Monack
177 Canton Avenue
Milton, MA 02186

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.                 General Provisions.

(a)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement. This Agreement (including the Release once executed), the Repurchase Agreement, and the provisions of the Stock Option Agreement and the Employment Agreement which remain in full force and effect as described in Section 3 above, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way. For the avoidance of doubt, nothing in this Agreement is intended to amend or modify the terms and conditions of the Executive Plan or the Deferral Plan.

(c)           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and Employer and each of their respective subsidiaries and each of their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement will not be assignable without the prior written consent of the Company.

(e)           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

(f)            Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties hereto.

(g)           Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release on the date first written above.

/s/ Donald Monack
DONALD MONACK

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ Edward Murphy
Its:	President

NATIONAL MENTOR, INC.

By:	/s/ Denis Holler
Its:	Asst. Secretary

EXHIBIT B

GENERAL RELEASE

I, Donald Monack, in consideration of and subject to the performance by National Mentor Holdings, Inc., a Delaware corporation (the “Holdings”), and National Mentor, Inc. (“Employer” and collectively with Holdings and their respective subsidiaries, the “Company”), of their obligations under the Separation Agreement and Release, dated as of the March 31, 2005 (as amended, the “Agreement”), and the Repurchase Agreement (as defined in the Agreement), do hereby release and forever discharge as of the date hereof the Company and its Affiliates (as defined below) and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its Affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. This release constitutes a part of the Agreement.

1.                          I understand that any payments or benefits paid or granted to me under Section 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive by virtue of any employment by the Company.

2.                          Except (i) as provided in paragraph 4 below, (ii) for my rights under the Repurchase Agreement (as defined in the Agreement), (iii) for the provisions of the Employment Agreement (as defined in the Agreement) and the Stock Option Agreement (as defined in the Agreement) which expressly survive the termination of my employment with the Company in accordance with the Agreement, (iv) for my rights under the Agreement to receive the Severance Payments and Benefits (as defined in the Agreement), (v) for my rights to be paid a lump-sum payment in the aggregate amount of $109,368.89 pursuant to the Executive Plan (as defined in the Agreement) and for my rights to be paid amounts pursuant to the Deferral Plan (as defined in the Agreement), and (vi) for my rights under the 401 (k) Plan, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: the Purchase Agreements (as defined in the Agreement); the Stockholders Agreement (as defined in the Agreement); the Registration Agreement (as defined in the Agreement); the sections of the Employment Agreement and the Stock Option Agreement that are being terminated pursuant to Section 3 of the Agreement; the 2001 Equity Plan (as defined in the Agreement); the 2003 Equity Plan (as defined in the Agreement); the Executive Plan (as defined in the Agreement); the Deferral Plan (as defined in

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the Agreement); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorney’s fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                          I represent that I have made no assignment or transfer of any right) claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                          I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                          In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.                          I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.                          I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending

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against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.                          I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity or as required by applicable law.

9.                          Notwithstanding anything in this General Release to the contrary, this General Release shall not release, relinquish, diminish, or in anyway affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement or the Repurchase Agreement after the date hereof.

10.                    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                    As used in the Agreement and herein, the term “Affiliate” of any particular person means (a) any other person directly or indirectly controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise and (b) any stockholder, partner or officer of such person or any person who has a management contract with such person.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                         I HAVE READ IT CAREFULLY;

2.                         I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                         I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

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4.                         I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                         I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT AND THE CHANGES MADE SINCE THE FIRST VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.                         I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                         I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                         I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: MARCH 31, 2005	/s/ Donald Monack
DONALD MONACK

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